UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2003

ONYX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-28298 (Commission File No.)	94-3154463 (IRS Employer Identification No.)

3031 Research Drive
Richmond, California 94806

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 222-9700

ITEM 5. OTHER EVENTS
BUSINESS
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
EXHIBIT INDEX
Exhibit 99.1

ITEM 5. OTHER EVENTS

     On July 14, 2003, Onyx Pharmaceuticals, Inc., or the Company, announced that it plans to publicly offer 4,000,000 shares of its common stock pursuant to an effective registration statement previously filed with the Securities and Exchange Commission. In addition, the Company announced plans to grant to the underwriters in connection with the offering an option to purchase up to an additional 600,000 shares of common stock. The press release issued by the Company dated July 14, 2003, titled “Onyx Announces Public Offering of Common Stock,” is attached hereto as Exhibit 99.1 and is herein incorporated by reference.

     Neither the filing of any press release as an exhibit to this Current Report on Form 8-K nor the inclusion in such press release of a reference to the Company’s Internet address shall, under any circumstances, be deemed to incorporate the information available at such Internet address into this Current Report on Form 8-K. The information available at the Company’s Internet address is not part of this Current Report on Form 8-K or any other report filed by the Company with the Securities Exchange Commission.

     The Company hereby updates (i) the description of its business from that contained in Item 1 of its Annual Report on Form 10-K for the year ended December 31, 2002; and (ii) its risk factors from those described in that same Annual Report under the heading “Additional Business Risks,” as follows:

BUSINESS

Overview

      We are a biopharmaceutical company dedicated to developing innovative therapies targeting the molecular mechanisms that cause cancer. A common feature of cancer cells is the abnormal activation of signaling pathways, in particular, those that cause tumor growth. Applying our scientific expertise in the fields of oncology and small molecule drug discovery, our product candidates are designed to inhibit proteins that signal excess cancer cell growth. By exploiting the genetic differences between cancer cells and normal cells, we focus on creating anticancer therapies that inhibit the growth of malignant cells but minimize damage to healthy tissue. Our lead product candidate, BAY 43-9006, which has emerged from our long-standing collaboration with Bayer, is one of a new class of anticancer treatments. Several FDA-approved drugs developed and owned by others validate the targeting of growth signaling pathways to treat cancer, but ours is the first small molecule to enter clinical trials that targets the enzyme, RAF kinase.

      BAY 43-9006 is an orally available agent designed to inhibit the enzyme RAF kinase and thereby selectively block a cascade of biochemical signals known as the RAS pathway. The RAS pathway plays an important role in tumor growth and is believed to be abnormally activated in many human cancers by various mechanisms. In approximately 20 percent of human cancers, a RAS gene is activated by mutation. In addition, researchers recently found that a specific RAF kinase, BRAF, is activated by mutation in two-thirds of melanomas and is also involved in several other cancers.

      Together with Bayer, we are conducting multiple clinical trials of BAY 43-9006. Under our collaboration with Bayer, we are jointly developing and intend to commercialize BAY 43-9006, except in Japan where we receive a royalty on the marketed product. To date, over 600 patients have been enrolled in various clinical trials. Phase II clinical trials of BAY 43-9006 are underway for the treatment of liver, melanoma, kidney and other cancers. These trials were initiated in August 2002 based on preliminary Phase I data which showed that the compound was well tolerated and provided early evidence of antitumor activity. We plan to initiate the first of at least two Phase III clinical trials of BAY 43-9006 by the end of 2003. In addition, a Phase I clinical trial in Canada is being conducted in patients with acute myelogenous leukemia, or AML, and myelodysplastic syndrome, or MDS.

      In collaboration with Warner-Lambert, now a subsidiary of Pfizer, we have identified a number of other lead compounds that modulate the activity of key enzymes that regulate the process whereby a single cell replicates itself and divides into two identical new cells, a process known as the cell cycle. Mutations in genes that regulate the cell cycle are present in a majority of human cancers. Warner-Lambert is currently advancing a lead candidate from that collaboration, a small molecule cell cycle inhibitor targeting a cyclin-dependent kinase. We believe Warner-Lambert expects to enter Phase I clinical trials with its candidate in early 2004.

Our Product Candidates

      The development status of our product candidates is listed below:

Product/Program	Technology	Indication	Current Status

BAY 43-9006	Small Molecule Inhibitor of RAF Kinase	Single-agent trials for Liver, Melanoma, Kidney and other cancers	Phase II
		Eight combination trials with standard chemotherapies	Phase Ib
		Single-agent trial in Acute Myelogenous Leukemia, Myelodysplastic Syndrome	Phase I
Cell Cycle Kinase	Small Molecule Inhibitor of Cyclin-Dependent Kinase	Multiple Tumor Types	Preclinical

     BAY 43-9006

      The RAS gene and its related biochemical pathway, the RAS signaling pathway, play a key role in cell proliferation. In normal cell proliferation, when the RAS signaling pathway is activated, or “on,” it sends a signal telling the cell to grow and divide. When a gene in the RAS signaling pathway is mutated, the signal may not turn “off” as it should, causing the cell to continuously reproduce itself. The RAS signaling pathway plays an integral role in the growth of some tumor types, and we believe that inhibiting this pathway could have an effect on tumor growth.

      RAF kinase is an enzyme in the pathway that RAS activates to signal cell growth. Other kinases in this part of the growth-signaling pathway include MEK and ERK. The RAS pathway is believed to be abnormally activated in many human cancers by various mechanisms. In approximately 20 percent of human cancers, a RAS gene is activated by mutation. One form of the enzyme RAF, BRAF, is activated by mutations in two-thirds of melanomas and is also involved in several other cancers. BAY 43-9006 is an orally active agent designed to block inappropriate growth signaling in cancer by inhibiting RAF kinase.

 Clinical Trials

      Together with Bayer, we are conducting multiple clinical trials of BAY 43-9006. Under our collaboration with Bayer, we are jointly developing and intend to commercialize BAY 43-9006, outside of Japan.

      Phase I. We have reported on 182 patients with advanced cancers treated in Phase I clinical trials conducted in Germany, Belgium, Canada and the United States. We presented the data from these trials at several scientific meetings during 2002 and the first two quarters of 2003, including the 2002 and 2003 annual meetings of the American Society of Clinical Oncology, or ASCO, and the 2002 meeting of the European Organisation for Research and Treatment of Cancer-National Cancer Institute-American Association for Cancer Research, or EORTC-NCI-AACR.

      The objective of the Phase I studies was to test BAY 43-9006 for safety, pharmacokinetics, which is how the body processes the compound, and pharmacodynamics, which is how the compound acts on the body over a period of time when administered orally at various doses and schedules.

      Treated patients had advanced cancers including colorectal, liver, kidney, breast, lung, ovarian and other cancers. At the recommended Phase II dose of 400 mg twice daily, toxicities were generally mild to moderate, and included skin reactions, anorexia, fatigue and diarrhea. Patients enrolled in these trials achieved serum BAY 43-9006 levels equivalent to the levels at which antitumor activity was seen in preclinical studies. In May 2003, we reported that in an analysis of 118 patients with advanced malignancies who received BAY 43-9006 in initial doses of 200 mg or more twice daily, 29 patients, or 25 percent, remained on BAY 43-9006 for more than six months, and nine of these patients remained in treatment for more than one year. In addition, we reported early signs of efficacy, including partial responses in one liver cancer patient and one kidney cancer patient. Most of the dose-limiting toxicities were seen at dose levels of 600 mg twice daily or greater and included diarrhea and skin toxicity, including hand-foot syndrome, which is characterized by painful lesions in the palms of the hands and soles of the feet.

      Phase Ib in Combination with Chemotherapies in Multiple Tumor Types. Together with Bayer, we are conducting multiple Phase Ib clinical trials evaluating BAY 43-9006 in combination with a range of standard chemotherapies. In May 2003, we reported results from two of these trials, specifically for the use of BAY 43-9006 in combination with gemcitabine and also in combination with paclitaxel and carboplatin.

      The study of BAY 43-9006 in combination with gemcitabine was a multicenter, dose-escalating Phase Ib trial, in which BAY 43-9006 was administered continuously at three different dose levels up to 400 mg twice daily, along with gemcitabine given at the standard dose of 1000 mg/m2. The patients had advanced solid tumors including pancreatic, colorectal, ovarian, esophageal, gastric, liposarcoma, nasopharyngeal and mesothelioma, for which no standard therapy exists and who were deemed suitable for treatment with gemcitabine chemotherapy. The safety results were reported in 20 patients treated. Blood toxicities observed in patients did not limit the dose the patient could receive and were consistent with the side effects of gemcitabine when administered alone. Other toxicities included decreased appetite, fatigue, hand-foot syndrome, skin rash, nausea and diarrhea. Of these, fatigue proved dose-limiting in one patient treated at the highest dose. Preliminary pharmacokinetic analysis revealed no significant interactions between BAY 43-9006 and gemcitabine. Therefore, the primary objective of the study was met since the drugs could be combined at the standard dose of gemcitabine plus the recommended Phase II dose of BAY 43-9006. In addition, there was early evidence of anticancer activity. Data from 20 patients included one patient with a confirmed partial response in previously treated ovarian cancer, and disease stabilization of eight weeks or more in 11 patients with tumor types including ovarian, pancreatic, colorectal, nasopharyngeal, and an unknown primary tumor. Additional pancreatic cancer patients are currently being evaluated.

      Data from a second chemotherapy combination Phase Ib trial of BAY 43-9006 were also reported in May 2003. The multicenter, dose-escalating trial was designed to evaluate different dosage levels of BAY 43-9006 administered in combination with paclitaxel and carboplatin. At the time of reporting, 20 patients with a variety of tumor types had been treated in the trial. BAY43-9006 was well tolerated when combined with full dose paclitaxel and carboplatin. Toxicities we believe are attributable to BAY 43-9006, including skin rash and hand-foot syndrome, resolved themselves when treatment was halted or BAY 43-9006 dosages were reduced. No pharmacokinetic interaction between BAY 43-9006 and paclitaxel or carboplatin was reported. Partial responses were confirmed in three of ten evaluable patients with melanoma, and disease stabilization was confirmed in six additional melanoma patients, four of whom showed evidence of tumor necrosis. Additional melanoma patients are being treated at the highest dose level.

      Phase I and Phase II in AML and MDS. Together with Bayer and the Canadian National Cancer Institute, we are continuing a Phase I clinical trial of BAY 43-9006 in AML and MDS patients. The first phase of the study is a dose-escalation study that may be followed by an expansion at the highest dose level.

      Phase II in Liver, Melanoma, Kidney and Other Cancers. BAY 43-9006 entered single-agent Phase II clinical trials in August 2002, for the treatment of liver, melanoma, kidney and other cancers. Data from these trials will be presented at upcoming scientific meetings and will be used by Onyx and Bayer to advance BAY 43-9006 to its first Phase III clinical trial planned later this year.

Cell Cycle Program

      In collaboration with Warner-Lambert, we identified a number of lead compounds that modulate the activity of key enzymes that regulate the process whereby a single cell replicates itself and divides into two identical new cells, a process known as the cell cycle. Mutations in genes that regulate the cell cycle are present in a majority of human cancers. Our small molecule discovery collaboration with Warner-Lambert ended in August 2001. However, Warner-Lambert, now a subsidiary of Pfizer, is currently advancing a lead candidate from that collaboration, a small molecule cell cycle inhibitor targeting a cyclin-dependent kinase. We believe that Warner-Lambert expects to enter Phase I clinical trials with this candidate in early 2004.

Collaborations

Bayer

      Effective February 1994, we established a research and development collaboration agreement with Bayer to discover, develop and market compounds that inhibit the function, or modulate the activity, of the RAS signaling pathway or that appropriately modulate the activity of this pathway to treat cancer and other diseases. Together with Bayer, we concluded collaborative research under this agreement in 1999, and based on this research, a development candidate, BAY 43-9006, was identified.

      Bayer has paid all the costs of research and preclinical development of BAY 43-9006. Under our agreement with Bayer, we are currently funding 50 percent of mutually agreed clinical development costs worldwide, excluding Japan. Bayer will fund 100 percent of development costs in Japan and pay us a royalty on any sales in Japan. If we continue to cofund development, and we exercise our right to copromote in the United States, we would share equally in profits or losses in this territory. If we continue to cofund but do not copromote in the United States, Bayer would first receive a portion of the product revenues to repay Bayer for its commercialization infrastructure, before determining our share of profits and losses. As we do not have the right to copromote BAY 43-9006 outside the United States, Bayer would also receive this preferential distribution in all other parts of the world, except Japan.

      Our agreement with Bayer calls for creditable milestone-based payments. These amounts will be repayable to Bayer from a portion of any of our future profits and royalties. We received $5 million in the third quarter of 2002 upon initiation of Phase II clinical studies. Based on our continued cofunding of development costs, Bayer will advance us an additional $15 million upon initiation of Phase III studies, planned to commence by the end of 2003. In addition, Bayer will advance us $10 million when a New Drug Application, or NDA, is filed and a further $10 million following the approval of BAY 43-9006 in any one of the United States, Germany, Italy, Spain or the United Kingdom. At any time during product development, either company may terminate its participation in development costs, in which case the terminating party would retain rights to the product on a royalty-bearing basis. If we do not continue to bear 50 percent of product development costs, Bayer would retain exclusive, worldwide rights to this product candidate and would pay royalties to us based on net sales.

Warner-Lambert: Cell Cycle

      In May 1995, we entered into a research and development collaboration agreement with Warner-Lambert, now a subsidiary of Pfizer, to discover and commercialize small molecule drugs that restore control of, or otherwise intervene in, the misregulated cell cycle in tumor cells. Under this agreement, we developed screening tests, or assays, for jointly selected targets, and transferred these assays to Warner-Lambert for screening of their compound library to identify active compounds. The discovery research term under the agreement ended in August 2001. Warner-Lambert is responsible for subsequent medicinal chemistry and preclinical investigations on the active compounds. In addition, Warner-Lambert is obligated to conduct and fund all clinical development, if any, make regulatory filings and manufacture for sale any approved collaboration compounds. We will receive milestone payments on clinical development and registration of any resulting products and would receive royalties on worldwide sales of the products. Warner-Lambert has identified a small molecule lead compound, an inhibitor of a cyclin-dependent kinase. We believe that Warner-Lambert expects to enter Phase I clinical trials with this candidate in early 2004.

Warner Lambert: Inflammation

      In July 1997, we entered into a research and development collaboration agreement with Warner-Lambert to discover and commercialize small molecule drugs for the treatment of acute and chronic inflammatory disorders. The obligations of the parties are similar to those agreed to under the cell cycle program. We would receive milestone payments based on the development and registration of any resulting products and would receive royalties on worldwide sales. The discovery research term under the agreement ended in August 2001.

Status of Therapeutic Virus Program

      Prior to June 2003, in addition to our small molecule program we were developing therapeutic viruses that selectively replicate in cells with cancer-causing genetic mutations. In June 2003, we announced that we are discontinuing our therapeutic virus program. This decision was part of a business realignment that placed an increased priority on the development of BAY 43-9006. As the first step in this realignment, in January 2003, we suspended Phase II and Phase III clinical studies of ONYX-015 for head and neck cancer, canceled plans to initiate a Phase II trial in metastatic colorectal cancer and suspended all manufacturing activity. In June 2003, we announced the termination of all other internal research activities. These two actions will result in a reduction in force of approximately 75 positions, most of which were associated with the therapeutic virus program. We will evaluate any opportunities that may arise to license or divest our therapeutic virus technology. To further develop these assets, we will continue to fund research at the University of California, San Francisco related to our therapeutic viruses under an existing agreement that continues through 2007. The principal investigator under this agreement is our scientific founder, Dr. Frank McCormick. Future payments under the agreement will total approximately $2.0 million.

      We anticipate recording an aggregate charge of approximately $3.8 million associated with the June 2003 restructuring. This charge consists of approximately $1.3 million related to employee severance benefits and approximately $2.5 million related to the early termination of a process development and manufacturing agreement with XOMA (US) LLC. We may also incur aggregate charges of up to $3.3 million related to the expected early termination of our facility lease and the abandonment of certain property and equipment. We expect to record these charges over the next twelve months. In the quarter ended June 30, 2003, we will recognize approximately $2.5 million in charges associated with the early termination of our agreement with XOMA. We expect to record a majority of the severance charges of $1.3 million in the quarter ending September 30, 2003, and the remainder by December 31, 2003. The estimated charges of up to $3.3 million related to our facility lease and property and equipment will be recorded when a loss has been incurred. At this time, we are not certain when this loss will occur or the amount of the loss, if any. We anticipate that the restructuring activities in January and June 2003 will reduce our quarterly operating expenses; however, these savings are expected to be fully offset by our share of the increased codevelopment costs for BAY 43-9006 as the compound enters Phase III clinical trials.

Marketing and Sales

      We currently have no marketing, sales or distribution capabilities, but we may build these capabilities to promote any approved product in the United States. We have retained copromotion rights to BAY 43-9006 in the United States. We also expect to exploit relationships with one or more pharmaceutical companies with established marketing, sales and distribution capabilities and direct sales forces to market any product we successfully commercialize. We may be unable to negotiate additional copromotion rights in the United States, and we may be unable to enter into marketing and sales agreements with others on acceptable terms, if at all. To the extent that we enter into marketing and sales agreements, our revenues, if any, will depend on the efforts of others.

Patents and Proprietary Rights

      We believe that patent and trade secret protection is crucial to our business and that our future will depend in part on our ability to obtain patents, maintain trade secret protection and operate without infringing the proprietary rights of others, both in the United States and other countries. The patent application covering BAY 43-9006 is owned by Bayer, but licensed to us in conjunction with our collaboration agreement with Bayer. As of June 30, 2003, we owned or had licensed rights to 47 United States patents and 51 United States patent applications, and generally, foreign counterparts of these filings. Most of these patents or patent applications cover protein targets used to identify product candidates during the research phase of our collaborative agreements with Warner-Lambert or Bayer, or aspects of our now discontinued therapeutic virus program. We have licensed patents and patent applications useful in the conduct of our business.

      Generally, patent applications in the United States are maintained in secrecy until patents issue. Since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we are not certain that we were the first to make the inventions covered by each of our pending patent applications or that we were the first to file those patent applications. The patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions. Therefore, we cannot predict the breadth of claims allowed in biotechnology and pharmaceutical patents, or their enforceability. To date, there has been no consistent policy regarding the breadth of claims allowed in biotechnology patents. Third parties or competitors may challenge or circumvent our patents or patent applications, if issued. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before we commercialize any of our products, any related patent may expire, or remain in existence for only a short period following commercialization, thus reducing any advantage of the patent.

      If patents are issued to others containing preclusive or conflicting claims and these claims are ultimately determined to be valid, we may be required to obtain licenses to these patents or to develop or obtain alternative technology. Our breach of an existing license or failure to obtain a license to technology required to commercialize our products may seriously harm our business. We also may need to commence litigation to enforce any patents issued to us or to determine the scope and validity of third-party proprietary rights. Litigation would create substantial costs. If our competitors prepare and file patent applications in the United States that claim technology also claimed by us, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost, even if the eventual outcome is favorable to us. An adverse outcome in litigation could subject us to significant liabilities to third parties and require us to seek licenses of the disputed rights from third parties or to cease using the technology if such licenses are unavailable.

      Together with our licensors, we also rely on trade secrets to protect our combined technology; especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We protect our proprietary technology and processes, in part, by confidentiality agreements with our employees, consultants and collaborators. These parties may breach these agreements, and we may not have adequate remedies for any breach. Our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that we or our consultants or collaborators use intellectual property owned by others in their work for us, we may have disputes with them or other third-parties as to the rights in related or resulting know-how and inventions.

Competition

      We are engaged in a rapidly changing and highly competitive field. Other products and therapies that currently exist or are being developed could compete or be used in combination with the product candidates we are seeking to develop and market. Some of these competitive products are in clinical trials. Competitors that target the same tumor types as our BAY 43-9006 program in clinical development include Pfizer, AstraZeneca PLC, OSI Pharmaceuticals, Inc., Genentech, Inc., and Abgenix, among others. We believe Pfizer has a small molecule compound in preclinical development that targets MEK. In addition, potential competition may come from agents that target Epidermal Growth Factor, or EGF, receptors and Vascular Endothelial Growth Factor, or VEGF, receptors. These agents include antibodies and small molecules. In particular, OSI Pharmaceuticals and AstraZeneca are developing small molecule inhibitors of EGF receptor tyrosine kinase. These products, IRESSATM and TarcevaTM are currently in Phase III clinical trials. IRESSA has been approved for commercial sale in Japan for non-small cell lung cancer. In addition, IRESSA is approved in the United States for treatment of patients with advanced non-small cell lung cancer after disease progression following treatment with at least two chemotherapy agents. Companies working on developing antibody approaches include ImClone Systems, Inc. and Abgenix with antibodies targeting EGF receptors, and Genentech with an antibody targeting VEGF. In addition, many other pharmaceutical companies are developing novel cancer therapies that, if successful, would also provide competition for or be used in combination with BAY 43-9006.

      We compete with alternative therapies based on a variety of factors, including:

•	product efficacy and safety;

•	availability of patients for clinical trials;

•	the timing and scope of regulatory approvals;

•	availability of supply;

•	marketing and sales capability;

•	reimbursement coverage;

•	price; and

•	patent position.

Manufacturing

      At this time, we do not have any internal manufacturing capability for any of our product candidates, and we rely on others to provide manufacturing services. To manufacture our product candidates for clinical trials or on a commercial scale, if we are required to or choose to do so, we would have to build or gain access to a manufacturing facility, which will require significant funds.

      Under our collaboration agreement with Bayer, Bayer has the manufacturing responsibility to supply BAY 43-9006 for clinical trials and to support any commercial requirements. To date, Bayer has manufactured sufficient drug supply to support all clinical trials in progress as well as anticipated future clinical trials. We believe that Bayer has the capability to meet all future drug supply needs and meet the FDA and other regulatory agency requirements for commercialization. However, Bayer may, for reasons beyond our control, become unable or unwilling to provide sufficient future drug supply or to meet these regulatory requirements. If this happened, we would be forced to incur additional expenses to pay for the manufacture of BAY 43-9006 or to develop our own manufacturing capabilities. Under our collaboration agreement with Warner-Lambert, Warner-Lambert is obligated to manufacture all small molecule drugs for clinical development and commercialization.

Government Regulation

      Regulation by government authorities in the United States and other countries will be a significant factor in the manufacturing and marketing of any products that may be discovered or developed by us, or that may arise out of our research. We must obtain the requisite regulatory approvals by government agencies prior to commercialization of any product. We anticipate that any product candidate will be subject to rigorous preclinical and clinical testing and premarket approval procedures by the FDA and similar health authorities in foreign countries. Various federal statutes and regulations also govern or influence the manufacturing, testing, labeling, storage, record keeping, marketing and promotion of products and product candidates.

      The steps ordinarily required before a drug or biological product may be marketed in the United States include:

•	preclinical studies;

•	the submission to the FDA of an IND that must become effective before human clinical trials may commence;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate;

•	the submission of a marketing application to the FDA; and

•	FDA approval of the marketing application, including inspection and approval of the product manufacturing facility.

      Preclinical trials involve laboratory evaluation of product candidate chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of each product candidate. Preclinical safety trials must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practice. The results of the preclinical trials are submitted to the FDA as part of an IND and are reviewed by the FDA before the commencement of clinical trials. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA. Submission of an IND may not result in FDA clearance to commence clinical trials, and the FDA’s failure to object to an IND does not guarantee FDA approval of a marketing application.

      Clinical trials involve the administration of the product candidate to humans under the supervision of a qualified principal investigator. In the United States, clinical trials must be conducted in accordance with Good Clinical Practices under protocols submitted to the FDA as part of the IND. In addition, each clinical trial must be approved and conducted under the auspices of an Institutional Review Board, or IRB, and with the patient’s informed consent. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution conducting the clinical trial. The United Kingdom and many other European and Asian countries have similar regulations.

      The goal of Phase I clinical trials is to establish initial data about safety and tolerability of the product candidate in humans. The goal of Phase II clinical trials is to provide evidence about the desired therapeutic efficacy of the product candidate in limited studies with small numbers of carefully selected subjects. The investigators seek to evaluate the effects of various dosages and to establish an optimal dosage level and dosage schedule. Investigators also gather additional safety data from these studies. The Phase III clinical trial consists of expanded, large-scale, multicenter studies in the target patient population. The goal of these studies is to obtain definitive statistical evidence of the efficacy and safety of the proposed product and dosage regimen.

      We would need to submit all data obtained from this comprehensive development program as a marketing application to the FDA, and to the corresponding agencies in other countries for review and approval, before marketing product candidates. These regulations define not only the form and content of the development of safety and efficacy data regarding the proposed product, but also impose specific requirements regarding:

•	manufacture of the product;

•	testing;

•	quality assurance;

•	packaging;

•	storage;

•	documentation;

•	recordkeeping;

•	labeling;

•	advertising; and

•	marketing procedures.

      The process of obtaining FDA approval can be costly, time consuming and subject to unanticipated delays. The FDA may refuse to approve an application if it believes that applicable regulatory criteria are not satisfied. The FDA may also require additional testing for safety and efficacy of the product candidate. In some instances, regulatory approval may be granted with the condition that confirmatory Phase IV clinical trials be carried out. If these Phase IV clinical trials do not confirm the results of previous studies, regulatory approval for marketing may be withdrawn. Moreover, if regulatory approval of a product is granted, the approval will be limited to specific indications. Approvals of our proposed products, processes or facilities may not be granted on a timely basis, if at all. Any failure to obtain, or delay in obtaining, such approvals would seriously harm our business, financial condition and results of operations. Facilities used to manufacture drugs are subject to periodic inspection by the FDA and other authorities where applicable, and must comply with FDA’s Good Manufacturing Practice, or GMP, regulations. Failure to comply with the statutory and regulatory requirements subjects the manufacturer to possible legal action, such as suspension of manufacturing, seizure of product or voluntary recall of a product. Adverse experiences with the product must be reported to the FDA and could result in the imposition of market restrictions through labeling changes or in product removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval. Failure to comply with FDA and other applicable regulatory requirements may result in, among other things:

•	warning letters;

•	civil penalties;

•	criminal prosecution;

•	injunctions;

•	seizure or recall of products;

•	total or partial suspension of production;

•	refusal of the government to grant approval; or

•	withdrawal of approval of products.

      Whether or not we obtain FDA approval, approval of a product candidate by comparable regulatory authorities will be necessary in foreign countries prior to the commencement of marketing of the product candidate in these countries. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ from that required for FDA approval. Although there is now a centralized European Union approval mechanism in place, each European country may nonetheless impose its own procedures and requirements, many of which are time consuming and expensive. Thus, there can be substantial delays in obtaining required approvals from both the FDA and foreign regulatory authorities after the relevant applications are filed. We expect to rely on our collaborators and licensees, along with our own expertise, to obtain governmental approval in foreign countries of product candidates discovered by us or arising from our programs.

Employees

      As of June 30, 2003, we had 65 full-time employees of whom 18 hold Ph.D. or M.D. degrees. Of our employees, 43 are in research and development, and 22 are in corporate development, finance and administration. No employee of ours is represented by a labor union. In June 2003, we announced a reduction in force, which will result in a reduction of approximately 50 of the company’s employees, most of whom were dedicated to our therapeutic virus program. We anticipate that it will take approximately six months to complete the reduction in force and transition associated with the termination of our therapeutic virus program.

RISK FACTORS

      Investing in our common stock involves a high degree of risk. In addition to the other information in this Current Report on Form 8-K, you should carefully consider the risks described below before purchasing our common stock. If any of the following risks actually occurs, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the trading price of our common stock could decline, and you might lose all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties, not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these additional risks and uncertainties occur, the trading price of our common stock could decline, and you might lose all or part of your investment.

      BAY 43-9006 is our only product candidate currently in clinical development, and our ability to discover and promote additional candidates to clinical development is constrained. If BAY 43-9006 is not successfully commercialized, we may be unable to identify and promote alternative product candidates and our business would fail.

      BAY 43-9006 is our only product candidate in clinical development. In June 2003, following an unsuccessful search for new collaboration partners for our therapeutic virus product candidates, including ONYX-015 and ONYX-411, we announced that we are discontinuing the development of all therapeutic virus product candidates, eliminating all employee positions related to these candidates, and terminating all related manufacturing capabilities. As a result, we do not have internal research and development capabilities. Our remaining scientific and administrative employees are dedicated to managing our relationship with Bayer Pharmaceuticals Corporation, and the development of BAY 43-9006, but are not actively discovering or developing new product candidates. As a result of the termination of our therapeutic virus program and drug discovery programs, we do not have a functional product development pipeline. If BAY 43-9006 is not successful in clinical trials, does not receive marketing approval, or is not successfully commercialized, we may be unable to identify and promote alternative product candidates to clinical development, which would cause our business to fail.

      We intend to proceed to Phase III clinical trials with BAY 43-9006. If our clinical trials fail to demonstrate the safety and effectiveness of this product candidate, we will be unable to commercialize BAY 43-9006, and our business may fail.

      In collaboration with Bayer, we are conducting multiple clinical trials of BAY 43-9006. We have completed Phase I single-agent clinical trials of BAY 43-9006. We are currently conducting a number of Phase I clinical trials of BAY 43-9006 in combination with standard chemotherapeutic agents. Phase I trials are not designed to test the efficacy of a drug candidate but rather to test safety, to study pharmacokinetics, or how the body processes the drug candidate, to study pharmacodynamics, or how the drug candidate acts on the body over a period of time, and to understand the drug candidate’s side effects at various doses and schedules.

      With Bayer, we are currently conducting single-agent, open label Phase II clinical trials of BAY 43-9006 in liver, melanoma, kidney and other cancers. Phase II trials are designed to explore the efficacy of a product candidate in several different types of cancers and are normally randomized and double-blinded to ensure that the results are due to the effects of the drug. We plan to initiate a Phase III clinical trial later this year without randomized Phase II clinical trial data. We believe that any clinical trial designed to test the efficacy of BAY 43-9006, whether Phase II or Phase III, will likely involve a large number of patients to achieve statistical significance and will be expensive. We may conduct a lengthy and expensive clinical trial of BAY 43-9006 only to learn that this drug candidate is not an effective treatment. Historically, many companies have failed to demonstrate the effectiveness of pharmaceutical product candidates in Phase III clinical trials notwithstanding favorable results in Phase I or Phase II clinical trials. In addition, we may observe previously unforeseen adverse side effects.

      If efficacy of BAY 43-9006 is not demonstrated, or if previously unforeseen and unacceptable side effects are observed, we may not proceed with further clinical trials of BAY 43-9006. If we do not proceed with additional clinical trials of BAY 43-9006, we cannot seek regulatory approval of BAY 43-9006 with the U.S. Food and Drug Administration, or FDA, which may cause our business to fail.

      In our clinical trials, we treat patients who have failed conventional treatments and who are in advanced stages of cancer. During the course of treatment, these patients may die or suffer adverse medical effects for reasons unrelated to BAY 43-9006. These adverse effects may impact the interpretation of clinical trial results, which could lead to an erroneous conclusion regarding the toxicity or efficacy of BAY 43-9006.

      We are dependent upon our collaborative relationship with Bayer to develop, manufacture and commercialize BAY 43-9006 and to obtain regulatory approval, which could delay or prevent the development and commercialization of BAY 43-9006.

      Our strategy for developing, manufacturing and commercializing BAY 43-9006 and obtaining regulatory approval depends in large part upon our relationship with Bayer. If we are unable to maintain our collaborative relationship with Bayer, we would need to undertake these development, manufacturing and marketing activities at our own expense, which would significantly increase our capital requirements and limit the indications we are able to pursue and could prevent us from commercializing BAY 43-9006.

      Under the terms of the collaboration agreement, we and Bayer are conducting multiple clinical trials of BAY 43-9006. We and Bayer will review results of the Phase I and the ongoing Phase II clinical trials prior to deciding follow-on Phase II and Phase III trials. We and Bayer must agree on the development plan for BAY 43-9006. If we and Bayer cannot agree, clinical trial progress could be significantly delayed or halted.

      Under our agreement with Bayer, we have the opportunity to fund 50 percent of clinical development costs worldwide except in Japan, where Bayer will fund 100 percent of development costs and pay us a royalty on sales. We are currently funding 50 percent of development costs for BAY 43-9006, and depend on Bayer to fund the balance of these costs. Our collaboration agreement with Bayer does not, however, create an obligation for either us or Bayer to fund the development of BAY 43-9006, or any other product candidate. If a party declines to fund development or ceases to fund development of a product candidate under the collaboration agreement, then that party will be entitled to receive a royalty on any product which is ultimately commercialized, but not to share in profits. Bayer could, upon 60 days notice, elect at any time to terminate its cofunding of the development of BAY 43-9006. If Bayer terminates its cofunding of BAY 43-9006 development, Onyx may be unable to fund the development costs on its own and may be unable to find a new collaborator, since Bayer would receive a royalty on any product that is ultimately commercialized.

      Bayer manages the development of BAY 43-9006, including the FDA regulatory process and scope, size and schedule of clinical development. We are dependent on Bayer’s experience in filing and pursuing applications necessary to gain regulatory approvals. Bayer has limited experience in developing drugs for the treatment of cancer.

      Our collaboration agreement with Bayer calls for Bayer to advance us creditable milestone-based payments. Based on our continued cofunding of development costs, Bayer will advance us $15.0 million upon initiation of Phase III clinical trials, planned by the end of 2003. If Bayer elects to delay the initiation of Phase III clinical trials and the size and scope of Phase II clinical trials increase, we may incur substantial additional development costs and our receipt of this $15.0 million advance will be delayed. If Bayer terminates its participation in the development of BAY 43-9006 prior to the initiation of Phase III clinical trials, we will not receive this $15.0 million advance. Failure to receive this $15.0 million advance could cause us to suffer a funding shortfall and seriously harm our business. In addition, any funds advanced under the agreement are repayable out of our future profits and royalties, if any, from any products.

      Our collaboration agreement with Bayer terminates when patents expire that were issued in connection with product candidates discovered under that agreement, or upon the time when neither we nor Bayer are entitled to profit sharing under that agreement, whichever is later. The patent application related to BAY 43-9006 is held by Bayer and, if issued, will expire in 2019, subject to possible patent-term extension, the entitlement for which and the term of which we cannot predict.

      We are subject to a number of additional risks associated with our dependence on our collaborative relationship with Bayer, including:

•	the amount and timing of expenditure of resources can vary because of decisions by Bayer;

•	disagreements as to development plans, including clinical trials or regulatory approval strategy;

•	the right of Bayer to terminate its collaboration agreement with us on limited notice and for reasons outside our control;

•	loss of significant rights if we fail to meet our obligations under the collaboration agreement;

•	withdrawal of support by Bayer following the development or acquisition by it of competing products; and

•	disagreements with Bayer regarding the collaboration agreement or ownership of proprietary rights.

      Due to these factors and other possible disagreements with Bayer, we may be delayed or prevented from developing or commercializing BAY 43-9006, or we may become involved in litigation or arbitration, which would be time consuming and expensive.

      If Bayer is involved in a business combination, or Bayer’s business strategy changes, it may adversely affect our collaborative relationship.

      If Bayer is involved in a business combination, such as a merger, or is otherwise acquired, the newly combined entity may have different priorities for drug development and discovery than did the original collaborator. Bayer has announced that it may combine its pharmaceutical business with another entity that might have majority control over the combined entity.

      Similarly, Bayer may change its business strategy even in the absence of a business combination. Any change in Bayer’s business strategy may adversely affect its willingness or ability to complete its obligations under its collaboration agreement with us, which could cause us to suffer significant delays and funding shortfalls, seriously harming our business.

      Provisions in our collaboration agreement with Bayer may prevent or delay a change in control.

      Our collaboration agreement with Bayer provides that if Onyx is acquired by another entity by reason of merger, consolidation or sale of all or substantially all of our assets, and Bayer does not consent to the transaction, then for 60 days following the transaction Bayer may elect to terminate Onyx’s codevelopment, copromotion and comarketing rights under the collaboration agreement. If Bayer were to exercise this right, Bayer would gain exclusive development and marketing rights to the product candidates being developed under the collaboration agreement, including BAY 43-9006. If this happened, Onyx, or the successor to Onyx, would receive a royalty based on any sales of BAY 43-9006 and other collaboration products, rather than a share of any profits. In this case, Onyx or its successor would be permitted to continue co-funding development, and the royalty rate would be adjusted to reflect this continued risk-sharing by Onyx or its successor. These provisions of our collaboration agreement with Bayer may have the effect of delaying or preventing a change of control, or a sale of all or substantially all of our assets, or may reduce the number of companies interested in acquiring Onyx.

      Our clinical trials could take longer to complete than we project or may not be completed at all.

      Although for planning purposes we project the commencement, continuation and completion of clinical trials for BAY 43-9006, the actual timing of these events may be subject to significant delays relating to various causes, including actions by Bayer, scheduling conflicts with participating clinicians and clinical institutions, difficulties in identifying and enrolling patients who meet trial eligibility criteria, and shortages of available drug supply. We may not commence Phase III clinical trials involving BAY 43-9006 or complete them as projected.

      We rely on Bayer, academic institutions or clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving BAY 43-9006. We will have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. In addition, we may suffer a delay in the completion of any one of our clinical trials because of requests from the FDA to revise the size or scope of the clinical trial. Failure to commence or complete, or delays in, any of our planned clinical trials would prevent us from commercializing BAY 43-9006, and thus seriously harm our business.

      We will need substantial additional funds, and our future access to capital is uncertain.

      We will require substantial additional funds to conduct the costly and time-consuming clinical trials necessary to develop BAY 43-9006, pursue regulatory approval and commercialize this product candidate. Our future capital requirements will depend upon a number of factors, including:

•	the size and complexity of our BAY 43-9006 program;

•	decisions made by Bayer to alter the size, scope and schedule of clinical development;

•	our receipt of milestone-based payments;

•	the ability to manufacture sufficient drug supply to complete clinical trials;

•	progress with preclinical testing and clinical trials;

•	the time and costs involved in obtaining regulatory approvals;

•	the cost involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

•	competing technological and market developments; and

•	product commercialization activities.

      We may not be able to raise additional financing on favorable terms, or at all. If we are unable to obtain additional funds, we may not be able to fund our share of clinical trials. We may also have to curtail operations or obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights or potential markets or grant licenses that are unfavorable to us.

      We believe that our existing capital resources and interest thereon, including the expected $15.0 million payment from Bayer, will be sufficient to fund our current and planned operations through mid-2004. We anticipate that Bayer will advance us $15.0 million under our collaboration agreement during 2003 for the initiation of Phase III clinical trials for BAY 43-9006 based on our continued cofunding of development costs. If the initiation of a BAY 43-9006 Phase III clinical trial is delayed, and the number, size and scope of Phase II clinical trials of BAY 43-9006 are increased, our clinical program development costs may increase without receiving the advance from Bayer. We also anticipate that our codevelopment costs for the BAY 43-9006 program will increase over the next several years as the Phase III clinical trial program advances. While these costs are unknown at the current time, we expect that we will need to raise substantial additional capital to continue the cofunding of the BAY 43-9006 program in future periods. We may have to curtail our funding of BAY 43-9006 if we cannot raise sufficient capital. If we do not cofund development of BAY 43-9006, we will receive a royalty on future sales of any product that is ultimately commercialized, instead of a share of profits.

      The efficacy of RAF inhibition in the treatment of human cancer has not been established.

      BAY 43-9006 is designed to act as a RAF inhibitor, blocking inappropriate growth signals in tumor cells by inhibiting RAF kinase, an enzyme that induces cancer cell growth. BAY 43-9006 is the first small molecule RAF inhibitor to reach the stage of clinical testing, and there is currently no direct evidence that the inhibition of RAF is an effective treatment for cancer in humans. The anticancer activity of BAY 43-9006 was studied using preclinical models. However, preclinical models to study anticancer activity of compounds are not necessarily predictive of sufficient clinical efficacy of these compounds in the treatment of human cancer to warrant a full commercial development program. BAY 43-9006 has also been tested in Phase I human clinical trials, but the number of patients in these trials was insufficient to draw statistically significant conclusions as to clinical efficacy of the compound. RAF inhibition, the method of action of BAY 43-9006, may ultimately fail as an effective treatment of cancer in humans, or BAY 43-9006 may not inhibit RAF sufficiently to be effective. If RAF inhibition is not an effective treatment of cancer in humans, BAY 43-9006 may have no commercial value as a drug candidate, which could seriously harm our business.

      We have a history of losses, and we expect to continue to incur losses.

      Our net loss for the year ended December 31, 2000 was $7.5 million, for the year ended December 31, 2001 was $27.6 million, and for the year ended December 31, 2002 was $45.8 million. Our net loss for the three months ended March 31, 2003 was $10.7 million. As of March 31, 2003, we had an accumulated deficit of approximately $169.6 million. We have incurred these losses principally from costs incurred in our research and development programs and from our general and administrative costs. We derived no revenues from product sales or royalties. We expect to incur significant and increasing operating losses over the next several years as we expand our clinical trial activities. We expect our operating losses to increase with our cofunding of ongoing BAY 43-9006 clinical trial costs under our collaboration agreement with Bayer.

      We do not expect to generate revenues from the sale of products for the foreseeable future, and we must repay the milestone-based advances we receive from Bayer from our future profits and royalties, if any. We expect that substantially all of our revenues for the foreseeable future will result from payments under our agreement with Bayer. Our ability to achieve profitability depends upon success by us and Bayer in completing development of BAY 43-9006, obtaining required regulatory approvals and manufacturing and marketing the approved product.

      We do not have manufacturing expertise or capabilities and are dependent on third parties to fulfill our manufacturing needs, which could result in the delay of clinical trials or regulatory approval.

      We lack the resources, experience and capabilities to manufacture BAY 43-9006 or any future product candidates on our own. We would require substantial funds to establish these capabilities. Consequently, we are dependent on third parties, including collaborative parties and contract manufacturers, to manufacture our product candidates and products, if any. These parties may encounter difficulties in production scale-up, including problems involving production yields, quality control and quality assurance and shortage of qualified personnel. These third parties may not perform as agreed or may not continue to manufacture our products for the time required by us to successfully market our products. These third parties may fail to deliver the required quantities of our products, if any, or product candidates on a timely basis and at commercially reasonable prices. Failure by these third parties could delay our clinical trials and our applications for regulatory approval. If these third parties do not adequately perform, we may be forced to incur additional expenses to pay for the manufacture of products or to develop our own manufacturing capabilities.

      We have the right to copromote BAY 43-9006, but we do not have marketing or sales experience or capabilities.

      We have the right under our collaboration agreement with Bayer to copromote BAY 43-9006 in the United States in conjunction with Bayer. If we exercise our rights to copromote BAY 43-9006, we will need to develop marketing and sales capabilities. We may not successfully establish marketing and sales capabilities or have sufficient resources to do so. If we do not develop marketing and sales capabilities, we may not meet our copromotion obligations under our collaboration agreement, which could result in our losing these copromotion rights. If we do develop such capabilities, we will compete with other companies that have experienced and well-funded marketing and sales operations, and we will incur additional expenses.

      If we lose our key employees and consultants or are unable to attract or retain qualified personnel, our business could suffer.

      Our future success will depend in large part on the continued services of our management personnel, including Hollings C. Renton, our Chairman, President and Chief Executive Officer, and each of our other executive officers. The loss of the services of one or more of our key employees could have an adverse impact on our business. We do not maintain key person life insurance on any of our officers, employees or consultants, other than for our chief executive officer. Any of our key personnel could terminate their employment with us at any time and without notice. We depend on our continued ability to attract, retain and motivate highly qualified personnel. We face competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities, and other research institutions.

      In January 2003, we restructured our operations to reflect an increased priority on the development of BAY 43-9006 and, in June 2003, announced that we are discontinuing our therapeutic virus program. As a result of these restructurings, we will eliminate approximately 75 positions, including our entire scientific team associated with the therapeutic virus program. Our remaining scientific and administrative employees are engaged in managing our collaboration with Bayer to develop BAY 43-9006, but are not actively involved in new product candidate discovery. If we resume our research and development of other product candidates, we will either need to re-hire these individuals or hire individuals with similar skill sets. If we cannot re-hire these individuals or others with similar skill sets in a timely fashion, we will be unable to resume these activities.

      Even if our product candidates are approved, the market may not accept these products.

      Even if our product development efforts are successful and even if the requisite regulatory approvals are obtained, BAY 43-9006 or any future product candidates that we may develop may not gain market acceptance among physicians, patients, healthcare payers and the medical community. A number of additional factors may limit the market acceptance of products including the following:

•	rate of adoption by healthcare practitioners;

•	types of cancer for which the product is approved;

•	rate of a product’s acceptance by the target population;

•	timing of market entry relative to competitive products;

•	availability of alternative therapies;

•	price of our product relative to alternative therapies;

•	availability of third-party reimbursement;

•	extent of marketing efforts by us and third-party distributors or agents retained by us; and

•	side effects or unfavorable publicity concerning our products or similar products.

      If BAY 43-9006 or any future product candidates that we may develop do not achieve market acceptance, we may lose our investment in that product candidate, which may cause our stock price to decline.

      We face intense competition and rapid technological change, and many of our competitors have substantially greater managerial resources than we have.

      We are engaged in a rapidly changing and highly competitive field. We are seeking to develop and market product candidates that will compete with other products and therapies that currently exist or are being developed. Many other companies are actively seeking to develop products that have disease targets similar to those we are pursuing. Some of these competitive product candidates are in clinical trials. Competitors that target the same tumor types as our BAY 43-9006 program and that have product candidates in clinical development include Pfizer, AstraZeneca PLC, OSI Pharmaceuticals, Inc., Genentech, Inc. and Abgenix, Inc., among others. We believe Pfizer has a small molecule compound in preclinical development that targets MEK, an enzyme that is also involved in the RAS signaling pathway. In addition, potential competition may come from agents that target Epidermal Growth Factor, or EGF, receptors and Vascular Endothelial Growth Factor, or VEGF, receptors. These agents include antibodies and small molecules. In particular, OSI Pharmaceuticals and AstraZeneca are developing small molecule inhibitors of EGF receptor tyrosine kinase. These product candidates, IRESSA™ and Tarceva™, are currently in Phase III clinical trials. IRESSA has been approved for commercial sale in Japan for non-small cell lung cancer. In addition, the FDA has approved IRESSA for treatment of patients with advanced non-small cell lung cancer after disease progression following treatment with at least two chemotherapy agents. Companies working on developing antibody approaches include ImClone Systems, Inc. and Abgenix with antibodies targeting EGF receptors, and Genentech with an antibody targeting VEGF. In addition, many other pharmaceutical companies are developing novel cancer therapies that, if successful, would also provide competition for or be used in combination with BAY 43-9006. We believe that other companies have RAF kinase inhibitors in preclinical development.

      If approved, the product candidates of these and other competitors now in clinical trials will compete directly with BAY 43-9006. Many of our competitors, either alone or together with collaborators, have substantially greater financial resources and research and development staffs. In addition, many of these competitors, either alone or together with their collaborators, have significantly greater experience than we do in:

•	developing products;

•	undertaking preclinical testing and human clinical trials;

•	obtaining FDA and other regulatory approvals of products; and

•	manufacturing and marketing products.

      Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing product candidates before we do. If we commence commercial product sales, we will compete against companies with greater marketing and manufacturing capabilities, areas in which we have limited or no experience.

      We also face, and will continue to face, competition from academic institutions, government agencies and research institutions. Further, we face numerous competitors working on product candidates to treat each of the diseases for which we are seeking to develop therapeutic products. In addition, our product candidates, if approved, will compete with existing therapies that have long histories of safe and effective use. We may also face competition from other drug development technologies and methods of preventing or reducing the incidence of disease and other classes of therapeutic agents.

      Developments by competitors may render our product candidates obsolete or noncompetitive. We face and will continue to face intense competition from other companies for collaborations with pharmaceutical and biotechnology companies for establishing relationships with academic and research institutions, and for licenses to proprietary technology. These competitors, either alone or with collaborative parties, may succeed with technologies or products that are more effective than ours.

      We anticipate that we will face increased competition in the future as new companies enter our markets and as scientific developments surrounding other cancer therapies continue to accelerate. If BAY 43-9006 receives regulatory approval but cannot compete effectively in the marketplace, our business will suffer.

      We are subject to extensive government regulation, which can be costly, time consuming and subject us to unanticipated delays.

      Drug candidates under development are subject to extensive and rigorous domestic and foreign regulation. We have not received regulatory approval in the United States or any foreign market for BAY 43-9006 or any other product candidate.

      We expect to rely on Bayer to file investigational new drug applications and generally direct the regulatory approval process for BAY 43-9006, which may not obtain necessary approvals from the FDA or other regulatory authorities. If we fail to obtain required governmental approvals, we will experience delays in or be precluded from marketing BAY 43-9006. If we have disagreements as to ownership of clinical trial results or regulatory approvals, and the FDA refuses to recognize us as holding, or having access to, the regulatory approvals necessary to commercialize our product candidates, we may experience delays in or be precluded from marketing products.

      The regulatory review and approval process takes many years, requires the expenditure of substantial resources, involves post-marketing surveillance, and may involve ongoing requirements for post-marketing studies. Additional or more rigorous governmental regulations may be promulgated that could delay regulatory approval of BAY 43-9006. Delays in obtaining regulatory approvals may:

•	adversely affect the successful commercialization of BAY 43-9006;

•	impose costly procedures on us;

•	diminish any competitive advantages that we may attain; and

•	adversely affect our receipt of revenues or royalties.

      In addition, problems or failures with the products of others, including our competitors, could have an adverse effect on our ability to obtain or maintain regulatory approval for BAY 43-9006.

      We may not be able to protect our intellectual property or operate our business without infringing upon the intellectual property rights of others.

      We can protect our technology from unauthorized use by others only to the extent that our technology is covered by valid and enforceable patents or effectively maintained as trade secrets. As a result, we depend in part on our ability to:

•	obtain patents;

•	license technology rights from others;

•	protect trade secrets;

•	operate without infringing upon the proprietary rights of others; and

•	prevent others from infringing on our proprietary rights.

      In the case of BAY 43-9006, the patent application covering this product candidate is held by Bayer, but licensed to us in conjunction with our collaboration agreement with Bayer. If the BAY 43-9006 patent is issued, it will expire in 2019, subject to possible patent-term extension, the entitlement for which and the term of which we cannot predict. Patent applications for BAY  43-9006 are also pending throughout the world. As of June 30, 2003, we held 38 United States patents and had more than 26 patent applications pending before the United States Patent and Trademark Office. Most of these patents or patent applications cover protein targets used to identify product candidates during the research phase of our collaborative agreements with Warner-Lambert or Bayer, or aspects of our now discontinued virus program. Additionally, we have corresponding patents or patent applications pending or granted in certain foreign jurisdictions.

      We are a party to various license agreements that give us rights to use specified technologies in our development processes. If we are not able to continue to license this technology on commercially reasonable terms, our product development may be delayed. In addition, we generally do not control the patent prosecution of in-licensed technology and, accordingly, are unable to exercise the same degree of control over this intellectual property as we exercise over our internally developed technology.

      Our existing patent rights may not have a deterrent effect on competitors who are conducting or desire to commence competitive research programs with respect to the biological targets or fields of inquiry that we are pursuing. Although third parties may challenge our rights to, or the scope or validity of our patents, to date, we have not received any communications from third parties challenging our patents or patent applications covering our product candidates.

      The patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions. Our patents, or patents that we license from others, may not provide us with proprietary protection or competitive advantages against competitors with similar technologies. Competitors may challenge or circumvent our patents or patent applications. Courts may find our patents invalid. Due to the extensive time required for development, testing and regulatory review of our potential products, our patents may expire or remain in existence for only a short period following commercialization, which would reduce or eliminate any advantage the patents may give us.

      We may not have been the first to make the inventions covered by each of our issued or pending patent applications, or we may not have been the first to file patent applications for these inventions. Competitors may have independently developed technologies similar to ours. We may need to license the right to use third-party patents and intellectual property to develop and market our product candidates. We may not acquire required licenses on acceptable terms, if at all. If we do not obtain these required licenses, we may need to design around other parties’ patents, or we may not be able to proceed with the development, manufacture or, if approved, sale of our product candidates. We may face litigation to defend against claims of infringement, assert claims of infringement, enforce our patents, protect our trade secrets or know-how, or determine the scope and validity of others’ proprietary rights. In addition, we may require interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions relating to our patent applications. These activities, and especially patent litigation, are costly.

      Bayer may have rights to publish data and information in which we have rights. In addition, we sometimes engage individuals, entities or consultants to conduct research that may be relevant to our business. The ability of these individuals, entities or consultants to publish or otherwise publicly disclose data and other information generated during the course of their research is subject to certain contractual limitations. The nature of the limitations depends on various factors, including the type of research being conducted, the ownership of the data and information and the nature of the individual, entity or consultant. In most cases, these individuals, entities or consultants are, at the least, precluded from publicly disclosing our confidential information and are only allowed to disclose other data or information generated during the course of the research after we have been afforded an opportunity to consider whether patent and/or other proprietary protection should be sought. If we do not apply for patent protection prior to publication or if we cannot otherwise maintain the confidentiality of our technology and other confidential information, then our ability to receive patent protection or protect our proprietary information will be harmed.

      We face product liability risks and may not be able to obtain adequate insurance.

      The use of BAY 43-9006 in clinical trials, and the sale of any approved products, exposes us to liability claims. Although we are not aware of any historical or anticipated product liability claims against us, if we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of BAY 43-9006.

      We believe that we have obtained reasonably adequate product liability insurance coverage for our clinical trials. We intend to expand our insurance coverage to include the commercial sale of BAY 43-9006 if marketing approval is obtained. However, insurance coverage is becoming increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost. We may not be able to obtain additional insurance coverage that will be adequate to cover product liability risks that may arise should one of our product candidates receive marketing approval. Regardless of merit or eventual outcome, product liability claims may result in:

•	decreased demand for a product;

•	injury to our reputation;

•	withdrawal of clinical trial volunteers; and

•	loss of revenues.

      Thus, whether or not we are insured, a product liability claim or product recall may result in losses that could be material.

      We deal with hazardous materials and must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

      Our activities involve the controlled storage, use, and disposal of hazardous materials, including infectious agents, corrosive, explosive and flammable chemicals and various radioactive compounds. We are subject to federal, state, and local laws and regulations governing the use, manufacture, storage, handling, and disposal of these hazardous materials. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental contamination or injury from these materials.

      In the event of an accident, state or federal authorities may curtail our use of these materials and we could be liable for any civil damages that result, which may exceed our financial resources and may seriously harm our business. While we believe that the amount of insurance we carry is sufficient for typical risks regarding our handling of these materials, it may not be sufficient to cover pollution conditions or other extraordinary or unanticipated events. Additionally, an accident could damage, or force us to shut down, our research facilities and operations. In addition, if we develop a manufacturing capacity, we may incur substantial costs to comply with environmental regulations and would be subject to the risk of accidental contamination or injury from the use of hazardous materials in our manufacturing process.

      Our stock price is highly volatile.

      The market price of our common stock has been highly volatile and is likely to continue to be volatile. For example, during the period beginning January 1, 2001 and ending June 30, 2003, the closing sales price for one share of our common stock reached a high of $14.13 and a low of $3.50. Factors affecting our stock price include:

•	results of clinical trials from BAY 43-9006;

•	ability to accrue patients into clinical trials;

•	success or failure in obtaining regulatory approval by us or our competitors;

•	public concern as to the safety and efficacy of our product candidates;

•	developments in our relationship with Bayer;

•	developments in patent or other proprietary rights;

•	additions or departures of key personnel;

•	announcements by us or our competitors of technological innovations or new commercial therapeutic products;

•	published reports by securities analysts;

•	statements of governmental officials; and

•	changes in healthcare reimbursement policies.

      Existing stockholders have significant influence over us.

      Our executive officers, directors and five percent stockholders own, in the aggregate, approximately 36 percent of our outstanding common stock. As a result, these stockholders will be able to exercise substantial influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could have the effect of delaying or preventing a change in control of our company and will make some transactions difficult or impossible to accomplish without the support of these stockholders.

      Bayer, a collaborative party, has the right to have its nominee elected to our board of directors as long as we continue to collaborate on the development of a compound. Because of these rights and ownership and voting arrangements, our officers, directors and principal stockholders may be able to effectively control the election of all members of the board of directors and to determine all corporate actions.

      We are at risk of securities class action litigation due to our expected stock price volatility.

      In the past, stockholders have often brought securities class action litigation against a company following a decline in the market price of its securities. This risk is especially acute for us, because biotechnology companies have experienced greater than average stock price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs, could divert management’s attention and resources, and could seriously harm our business, financial condition and results of operations.

      Provisions in Delaware law, our charter and executive change of control agreements we have entered into may prevent or delay a change of control.

      We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent Delaware corporations from engaging in a merger or sale of more than 10 percent of its assets with any stockholder, including all affiliates and associates of the stockholder, who owns 15 percent or more of the corporation’s outstanding voting stock, for three years following the date that the stockholder acquired 15 percent or more of the corporation’s stock unless:

•	the board of directors approved the transaction where the stockholder acquired 15 percent or more of the corporation’s stock;

•	after the transaction in which the stockholder acquired 15 percent or more of the corporation’s stock, the stockholder owned at least 85 percent of the corporation’s outstanding voting stock, excluding shares owned by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•	on or after this date, the merger or sale is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock that is not owned by the stockholder.

      As such, these laws could prohibit or delay mergers or a change of control of us and may discourage attempts by other companies to acquire us.

      Our certificate of incorporation and bylaws include a number of provisions that may deter or impede hostile takeovers or changes of control or management. These provisions include:

•	our board is classified into three classes of directors as nearly equal in size as possible with staggered three-year terms;

•	the authority of our board to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of these shares, without stockholder approval;

•	all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent;

•	special meetings of the stockholders may be called only by the chairman of the board, the chief executive officer, the board or 10 percent or more of the stockholders entitled to vote at the meeting; and

•	no cumulative voting.

      These provisions may have the effect of delaying or preventing a change of control, even at stock prices higher than the then current stock price.

      We have entered into change of control severance agreements with each of our executive officers. These agreements provide for the payment of severance benefits and the acceleration of stock option vesting if the executive officer’s employment is terminated within 13 months of a change in control of Onyx. These change of control severance agreements may have the effect of preventing a change of control.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This Current Report in Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are subject to the “safe harbor” created by those sections. These forward-looking statements include but are not limited to statements about:

•	our strategy;

•	the progress of our development programs, including clinical testing;

•	sufficiency of our cash resources;

•	revenues from existing and new collaborations;

•	our research and development and other expenses; and

•	our operations and legal risks.

      These forward-looking statements are generally identified by words such as “expect,” “anticipate,” “intend,” “believe,” “hope,” “assume,” “estimate,” “plan,” “will” and other similar words and expressions. Discussions containing these forward-looking statements may be found, among other places, in “Business” contained in this document. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this prospectus supplement except as required by law. Before deciding to purchase our common stock, you should carefully consider the risks described in the “Risk Factors” section of this document.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits

Exhibit Number	Description

99.1	Press Release titled “Onyx Announces Public Offering of Common Stock,” dated July 14, 2003

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONYX PHARMACEUTICALS, INC. (Registrant)

Dated: July 14, 2003	By: /s/ Hollings C. Renton Hollings C. Renton Chairman of the Board, President and Chief Executive Officer

Dated: July 14, 2003	By: /s/ Marilyn E. Wortzman Marilyn E. Wortzman Vice President, Finance

EXHIBIT INDEX

Number	Description

99.1	Press Release titled “Onyx Announces Public Offering of Common Stock,” dated July 14, 2003